Exhibit 99.1

FOR:	UCBH HOLDINGS, INC.

APPROVED BY:	Thomas S. Wu

CONTACT:	Thomas S. Wu Chairman, President and Chief Executive Officer (415) 315-2800 Jonathan H. Downing Chief Financial Officer (415) 315-2800

EVC Group Investor Relations: Douglas M. Sherk, Jennifer Beugelmans (415) 896-6820 Media Relations: Chris Toth (415) 896-2005

For Immediate Release

UCBH HOLDINGS, INC. REPORTS FIRST QUARTER RESULTS

• Noninterest-bearing Deposits Increase By 21.4% Annualized, Core Deposits Increase By 13.2% Annualized
• Company Generates a Record $801.6 Million in New Loan Commitments
• Loan Pipeline Increases By 62.7% to $2.2 Billion from Year-end 2004
• Company Remains Confident It Will Achieve 2005 Goals

          SAN FRANCISCO, April 21, 2005 - UCBH Holdings, Inc. (Nasdaq: UCBH), the holding company of United Commercial Bank (UCB™), today reported net income of $21.8 million for the first quarter ended March 31, 2005, up 10.0%, compared with net income of $19.8 million for the quarter ended March 31, 2004. The diluted earnings per common share on a post-split basis were $0.23 for the first quarter of 2005, compared with $0.21 for the corresponding period of 2004, adjusted for the April 12, 2005, two-for-one stock split.

          The Company generated a record level of new loan commitments totaling $801.6 million for the quarter. Additionally, the Company increased its loan pipeline by 62.7% from the 2004 year-end level and remains well positioned to achieve strong full year 2005 results.

          Chairman, President and Chief Executive Officer, Thomas S. Wu said, “Our first quarter performance reflects the continuous successful implementation of our strategic business plan. The first quarter loan commitments of $802 million and the exceptional loan pipeline of $2.2 billion provide a solid platform for strong growth in loan originations for 2005. Our intense focus on the growth of core deposits resulted in a 13% annualized, or $80 million, growth for the quarter, and we are pleased with the growth of our noninterest checking accounts, which grew $23 million for the quarter, or 21% annualized.

          “The noninterest income growth was 17% for the first quarter of the year. This strong growth includes 26% growth in our commercial banking fees, 112% growth in our gains on sales of SBA loans, and $3.8 million in gains on sales of multifamily loans. We are very encouraged with the current momentum of our multifamily business strategy, which we announced in the third quarter of 2004.

          “By adhering to our conservative underwriting criteria, we have achieved a nonperforming asset ratio at or below 0.25% for the twenty-fourth consecutive quarter, which reflects the high credit quality of our loan portfolio. We remain confident that we will achieve our goals for 2005. As a result of the delay in expensing stock options, we are increasing our earnings guidance for the full year from $1.05 to $1.08, adjusted for our two-for-one stock split on April 12, 2005,” concluded Mr. Wu.

First quarter 2005 highlights include:

     Revenue Growth:

•	Interest income grew by $13.7 million, or 19.5%, for the first quarter of 2005, compared with the corresponding quarter of 2004.

•	Net interest income grew by $5.8 million, or 11.8%, for the first quarter of 2005, compared with the corresponding quarter of 2004.

•	Noninterest income grew by $1.2 million, or 17.3%, for the first quarter of 2005, compared with the corresponding quarter of 2004.

•	Gains on sales of multifamily loans were $3.8 million for the first quarter of 2005. There were no gains on sales of multifamily loans for the corresponding quarter of 2004.

•	Partially offsetting the revenue growth resulting from the foregoing was the compression of the net interest margin for the first quarter of 2005 which decreased to 3.72%, compared with 3.74% for the first quarter of 2004.

     Deposit Growth:

•	Core deposits grew by $79.9 million for the first quarter of 2005, or 13.2% annualized.

•	Noninterest deposits grew by $23.0 million for the first quarter of 2005, or 21.4% annualized.

•	Total deposits grew by $146.9 million for the first quarter of 2005, or 11.3% annualized.

     Loan Growth:

•	Growth of loans held in portfolio was $311.5 million for the first quarter of 2005, or 30.8% annualized.

•	Total loan growth, including loans held for sale, was $264.3 million for the first quarter of 2005, or 24.2% annualized.

     Loan Commitments:

•	Loan commitments increased by 59.2% to $801.6 million for the first quarter of 2005, compared with loan commitments of $503.4 million for the first quarter of 2004.

•	First quarter 2005 loan commitments were concentrated in the commercial loan segment: real estate, multifamily and business loans.

     Loan Pipeline:

•	The loan pipeline increased by 62.7% during the first quarter of 2005 to a record $2.19 billion, compared with the loan pipeline of $1.35 billion at December 31, 2004.

     Asset Quality:

•	The nonperforming asset ratio was 0.25% at quarter end, compared with a nonperforming asset ratio of 0.20% at year-end 2004.

•	Total net loan charge-offs were $109,000 for the first quarter of 2005, or 0.01% annualized, compared with total net loan charge-offs of $733,000, or 0.08% annualized, for the first quarter of 2004.

•	The provision for loan losses was $1.2 million for the first quarter of 2005, compared with $2.2 million for the corresponding quarter of 2004.

          Operating Ratios

          The annualized return on average assets (“ROA”) ratio for the quarter ended March 31, 2005 was 1.37%, and the annualized return on average equity (“ROE”) ratio for the quarter ended March 31, 2005 was 17.79%. The ROA and ROE ratios for the first quarter of 2004 were 1.42% and 18.45%, respectively. The efficiency ratio was 42.91% for the first quarter of 2005, compared with an efficiency ratio of 40.45% for the corresponding period of 2004.

          Net Income and Net Interest Income

          Net income increased by 10.0% to $21.8 million for the quarter ended March 31, 2005, compared with $19.8 million for the corresponding quarter of the prior year. The increase, which was primarily due to an increase in net interest income, was offset by significant decreases in gains on sales of securities. Gains on sales of securities were $609,000 in the first quarter of 2005, compared with securities gains of $3.9 million in the corresponding quarter of 2004. Net interest income before provision for loan losses for the first quarter of 2005 increased by $5.8 million, or 11.8%, to $55.4 million, compared with $49.5 million in the same period of 2004. This increase was primarily due to a $679.1 million increase in the average balance of interest-earning assets, which resulted primarily from organic loan growth.

          The net interest margin was 3.72% for the quarter ended March 31, 2005, compared with 3.74% for the corresponding quarter of 2004. The decreased net interest margin reflects the increased cost of money market accounts and Certificates of Deposit (“CDs”) resulting from higher market interest rates, partially offset by the favorable impact of growing higher yielding commercial loans and noninterest-bearing deposits. Based upon the current business momentum, particularly the strong commercial loan pipeline and anticipated market interest rate movements, the Bank projects improvement in the net interest margin during 2005.

          The average cost of deposits during the first quarter was 1.69%, compared with 1.30% for the first quarter ended March 31, 2004. The 39 basis point increase in the average cost of deposits reflects the increase in market interest rates during the past 12 months.

          Noninterest Income

          Noninterest income increased by 17.3% to $8.0 million for the quarter ended March 31, 2005, compared with $6.9 million for the corresponding quarter of 2004. The increase primarily reflects the gains on sales of multifamily loans, a business strategy that the Company commenced in the latter part of 2004, and higher gains on sales of SBA loans, offset by significantly lower gains on sales of securities. Gains on sales of multifamily loans were $3.8 million for the first quarter of 2005. There were no gains on sales of multifamily loans in the corresponding quarter of 2004. Gains on sales of SBA loans were $1.1 million for the first quarter of 2005, compared with $511,000 for the corresponding quarter of 2004, an increase of $573,000, or 112.1%. Gains on sales of securities were $609,000 for the first quarter of 2005, compared with securities gains of $3.9 million in the corresponding quarter of 2004.

          Noninterest Expense

          Noninterest expense for the first quarter of 2005 increased by 19.3% to $27.2 million, from $22.8 million for the corresponding quarter of 2004. This increase was primarily a result of increased personnel costs, professional fees and contracted services, and occupancy expenses. In the first quarter of 2005, personnel expense increased 14.1% to $14.7 million, from $12.9 million for the first quarter of 2004. This increase resulted from additional staffing required to support the growth of the Bank’s commercial banking business, the expansion of the Hong Kong branch, the opening of new branches in California and New York, the opening of the Shenzhen and Taipei representative offices, and the expansion of the Bank’s infrastructure to support a larger and growing organization. Professional fees and contracted services increased by 64.7% to $2.5 million, from $1.5 million in the corresponding quarter of 2004, predominately as a result of professional fees relating to Sarbanes-Oxley implementation. Occupancy expenses increased by 71.2% to $2.6 million in the first quarter of 2005, from $1.5 million in the corresponding quarter of 2004, reflecting primarily the opening of the branches in California and New York, the offices in Greater China, the relocation of a San Francisco branch, and the expansion of the Hong Kong branch.

          Deposits

          Core deposit growth was $79.9 million, or 13.2% annualized, for the quarter ended March 31, 2005, compared with $110.9 million, or 23.2% annualized, for the quarter ended March 31, 2004. Noninterest-bearing deposit growth was $23.0 million, or 21.4% annualized, during the first quarter of 2005, compared with $35.0 million, or 43.1% annualized, for the quarter ended March 31, 2004. Interest-bearing deposits increased by $123.9 million, or 10.4% annualized, during the first quarter of 2005, compared with an in increase of $193.1 million, or 18.6% annualized, in the corresponding quarter of 2004. CDs increased by $66.9 million, or 9.6% annualized, during the first quarter of 2005, compared with an increase of $117.2 million, or 18.2% annualized, in the first quarter of 2004. Total deposits increased to $5.36 billion at March 31, 2005, compared with $5.22 billion at December 31, 2004, an increase of $146.9 million, or 11.3% annualized. All of the deposit growth was organic. The average cost of deposits for the quarter ended March 31, 2005, increased to 1.69% from 1.55% for the quarter ended December 31, 2004, reflecting the increase in market interest rates.

          Loan Growth

          The loans held in portfolio increased by $311.5 million, or 30.8% annualized, during the first quarter of 2005, to $4.36 billion. This compares with loans held in portfolio of $4.05 billion at December 31, 2004. Total loans, including loans held for sale, increased by $264.3 million, or 24.2% annualized, during the first quarter of the year following the sale of $203.1 million of multifamily loans during the quarter. The Bank continued its success in commercial lending activities by further penetrating the California market. During the first quarter of 2005, loan growth remained concentrated in the Bank’s commercial loan portfolio, which totaled $3.86 billion at March 31, 2005. This represents an increase of $286.4 million, or 32.0% annualized, compared with the $3.58 billion of commercial loans as of December 31, 2004.

          Loan Originations and Commitments

          Record new loan commitments of $801.6 million for the quarter ended March 31, 2005, were comprised of $748.4 million of commercial loans and $53.2 million of consumer loans. Commercial real estate loan originations increased 49.1% to $213.0 million in the first quarter of 2005, from $142.8 million in the first quarter of 2004. Multifamily loan originations were $253.0 million for the first quarter of 2005, an increase of $98.0 million, or 63.2%, from $155.0 million of multifamily loan originations in the first quarter of 2004. Commercial business loan commitments increased by $37.4 million, or 36.7%, to $139.4 million in the first quarter of 2005, compared with the first quarter of 2004. Construction loan commitments increased by $86.0 million, or 151.0%, to $143.0 million in the first quarter of 2005, compared with the first quarter of 2004.

          Loan Pipeline

          The loan pipeline increased by 62.7% to $2.19 billion at March 31, 2005, compared with the loan pipeline of $1.35 billion at December 31, 2004. The growth in the pipeline reflects our continuous success in our domestic branding strategy as well as our ability to further penetrate the California and Asia markets through our Greater China strategy.

          Credit Quality and Allowance for Loan Losses

          Total nonperforming assets as of March 31, 2005 were $16.2 million, or 0.25%, reflecting management’s continued focus on maintaining high credit quality assets. This compares with total nonperforming assets of $12.6 million, or 0.20%, at December 31, 2004. Net loan charge-offs were $109,000 for the quarter ended March 31, 2005, compared with net loan charge-offs of $733,000 for the corresponding quarter of the prior year. Annualized net loan charge-offs for the first quarter of 2005 was 0.01%, compared with 0.08% for the corresponding quarter of 2004.

          The ratio of allowance for loan losses was 1.32% at March 31, 2005, compared with 1.39% at December 31, 2004. The allowance for loan losses was $57.5 million at March 31, 2005, compared with $56.5 million at December 31, 2004. The increase in the allowance for loan losses reflects the growth in the loan portfolio and the increase in commercial loans during the first quarter of 2005. During the first quarter of 2005, the Bank continued its ongoing process of reviewing its loan portfolio by evaluating the loss factors and current economic conditions in light of its own historical loss experience, loan delinquency and classification in determining the adequate level of allowance for loan losses. In addition, the Bank experienced significantly lower net loan charge-offs during the first quarter of 2005, when compared with the net loan charge-offs for the first quarter of 2004. Accordingly, the Company provided $1.2 million for loan losses in the first quarter of 2005, compared with $2.2 million in the first quarter of 2004.

          Securities

          The securities portfolio was $1.48 billion at March 31, 2005, consistent with $1.49 billion at December 31, 2004. The securities portfolio decreased to 22.9% of total assets at March 31, 2005, from 23.7% of total assets at December 31, 2004.

          Income Taxes

          The effective tax rate for the first quarter ended March 31, 2005, was 37.7%, compared with 36.9% for the corresponding period of 2004.

          Capital

          Stockholders’ equity increased 2.3% to $495.3 million at March 31, 2005, from $484.0 million at December 31, 2004. The growth in equity during the quarter resulted from the retention of earnings. The Tier I leverage ratio of the Bank was 8.46% at March 31, 2005, compared with 8.49% at December 31, 2004. The Bank’s capital ratios exceed regulatory requirements, and the Bank continues to be categorized as “well capitalized.” The Company’s capital ratios approximate those of the Bank, and the Company is also categorized as “well capitalized.”

          First Quarter Earnings Teleconference and Webcast

          UCBH will hold a conference call and audio webcast tomorrow, April 22, 2005, at 8:00 a.m. Pacific time, to discuss the financial results for the Company’s first quarter of 2005, as well as its outlook for the second quarter of 2005. The webcast will be available through a link on the Investor Relations page of the Company’s web site at www.ucbh.com. If you are unable to listen to the webcast live, a replay will be available at www.ucbh.com.

          About UCBH Holdings, Inc.

          UCBH Holdings, Inc. is the holding company for United Commercial Bank, a state-chartered commercial bank, which is the leading California bank serving the ethnic Chinese community. The Bank has 46 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton and Greater Los Angeles, two branches in Greater New York, a branch in Hong Kong, and representative offices in Shenzhen, China and Taipei, Taiwan. UCB, with headquarters in San Francisco, provides commercial banking services to small- and medium-sized businesses and professionals in a variety of industries, as well as consumer banking services to individuals. The Bank offers a full range of lending activities, including commercial real estate and construction loans, commercial credit facilities, international trade finance services, loans guaranteed by the U.S. Small Business Administration, residential mortgages, home equity lines of credit, and online banking services for businesses and consumers. For additional information, visit the web site for United Commercial Bank at www.ibankUNITED.com or the web site for UCBH Holdings, Inc. at www.ucbh.com.

          Forward-Looking Statements

Certain statements contained in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions that may or may not prove correct. Forward-looking statements are also subject to known and unknown risks, uncertainties and other factors relating to the Company’s and the Bank’s operations and business environment, all of which are difficult to predict, and many of which are beyond the control of the Company and the Bank. The factors include, among others: economic and business conditions in the areas and markets in which the

Company and the Bank operate, particularly those affecting loans secured by real estate; deterioration or improvement in the ability of the Bank’s borrowers to pay their debts to the Bank; market fluctuations such as those affecting interest and foreign exchange rates and the value of securities in which the Bank invests; competition from other financial institutions, whether banks, investment banks, insurance companies or others; the ability of the Bank to assimilate acquisitions, enter new markets and lines of business, and open new branches successfully; changes in business strategies; changes in tax law and governmental regulation of financial institutions; demographic changes; and other risks and uncertainties, including those discussed in the documents the Company files with the Securities and Exchange Commission (“SEC”). The foregoing may cause the actual results and performance of the Company and the Bank to be materially different from the results and performance indicated or suggested by the forward-looking statements. Further description of the risks and uncertainties are included in detail in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC.

####

(Tables Follow)

UCBH Holdings, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)

	At March 31,	At December 31,
	2005	2004
Assets	(unaudited)
Cash and due from banks	$93,119	$73,864
Federal funds sold	35,000	134,500
Investment and mortgage-backed securities available for sale, at fair value	1,164,687	1,169,140
Investment and mortgage-backed securities, at cost (fair value $322,455 at March 31, 2005 and $331,969 at December 31, 2004)	318,792	325,202
Federal Home Loan Bank stock and other equity securities	57,318	56,867
Loans held for sale	278,817	326,007

Loans held in portfolio	4,362,231	4,050,741
Allowance for loan losses	(57,547)	(56,472)

Net loans held in portfolio	4,304,684	3,994,269

Accrued interest receivable	27,797	24,507
Premises and equipment, net	88,069	89,238
Goodwill	68,301	68,301
Intangible assets, net	18,584	17,576
Other assets	33,604	36,210

Total assets	$6,488,772	$6,315,681

Liabilities
Noninterest-bearing deposits	$451,566	$428,602
Interest-bearing deposits	4,911,170	4,787,260

Total deposits	5,362,736	5,215,862

Borrowings	381,250	407,262
Subordinated debentures	136,000	136,000
Accrued interest payable	7,632	6,110
Other liabilities	105,869	66,435

Total liabilities	5,993,487	5,831,669

Commitments and contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value, authorized 10,000,000 shares, none issued and outstanding	—	—
Common stock, $0.01 par value, authorized 180,000,000 shares at March 31, 2005 and at December 31, 2004; shares issued and outstanding 91,440,406 at March 31, 2005, and 91,131,824 at December 31, 2004	915	456
Additional paid-in capital	205,965	203,432
Accumulated other comprehensive loss	(17,737)	(6,498)
Retained earnings-substantially restricted	306,142	286,622

Total stockholders’ equity	495,285	484,012

Total liabilities and stockholders’ equity	$6,488,772	$6,315,681

UCBH Holdings, Inc.
Consolidated Statements of Operations
(Dollars in Thousands, Except for Per Share Data)

	Three Months Ended March 31,
	2005	2004
	(unaudited)	(unaudited)
Interest income:
Loans	$66,625	$52,894
Federal funds sold	638	14
Investment and mortgage-backed securities	16,759	17,408

Total interest income	84,022	70,316

Interest expense:
Deposits	22,061	14,746
Short-term borrowings	316	606
Subordinated debentures	2,314	1,953
Long-term borrowings	3,965	3,471

Total interest expense	28,656	20,776

Net interest income	55,366	49,540
Provision for loan losses	1,190	2,174

Net interest income after provision for loan losses	54,176	47,366

Noninterest income:
Commercial banking and other fees	2,348	1,869
Service charges on deposits	664	616
Gain on sale of securities, net	609	3,861
Gain on sale of SBA loans, net	1,084	511
Gain on sale of multifamily loans, net	3,752	—
Equity loss in other equity investments	(411)	—

Total noninterest income	8,046	6,857

Noninterest expense:
Personnel	14,740	12,915
Occupancy	2,646	1,546
Data processing	1,624	1,294
Furniture and equipment	1,246	1,029
Professional fees and contracted services	2,509	1,523
Deposit insurance	188	205
Communication	257	296
Core deposit intangible amortization	284	233
Miscellaneous expense	3,719	3,773

Total noninterest expense	27,213	22,814

Income before taxes	35,009	31,409
Income tax expense	13,203	11,590

Net income	$21,806	$19,819

Average common and common equivalent shares outstanding (1):
Basic	91,228,070	90,199,188
Diluted	95,881,638	94,966,238

Earnings Per Share:
Basic	$0.24	$0.22
Diluted	0.23	0.21

(1)	Adjusted for two-for-one stock split distributable April 12, 2005.

UCBH Holdings, Inc.
Supplemental Data
(Dollars in Thousands, Except for Per Share Data)

	At, or for the three
	months ended March 31,
	2005	2004
	(unaudited)	(unaudited)
Profitability measures:
ROA	1.37%	1.42%
ROE	17.79%	18.45%
Noninterest expense / average assets	1.72%	1.63%
Efficiency ratio	42.91%	40.45%
Net interest spread (1)	3.45%	3.54%
Net interest margin (1)	3.72%	3.74%
Diluted earnings per share	$0.23	$0.21

Average cost of deposits during the period	1.69%	1.30%

New loan commitments- Commercial:
Secured by real estate-nonresidential	$212,982	$142,836
Secured by real estate-multifamily	253,018	155,014
Construction	142,932	56,945
Commercial business	139,424	102,013

	748,356	456,808

Consumer:
Residential mortgage (one to four family)	45,349	37,746
Other	7,899	8,895

	53,248	46,641

Total new loan commitments (2)	$801,604	$503,449

(1)	Calculated on a tax equivalent basis.
(2)	Total new loan commitments include commitments on loans held for sale.

UCBH Holdings, Inc.
Supplemental Data
(Dollars in Thousands)

	For the three months ended March 31,
	2005	2004
	(unaudited)	(unaudited)
AVERAGE BALANCES
Loans
Commercial:
Secured by real estate-nonresidential	$2,004,057	$1,692,240
Secured by real estate-multifamily	1,210,348	1,198,991
Construction	299,818	301,134
Commercial business	498,153	320,845

	4,012,376	3,513,210

Consumer:
Residential mortgage (one to four family)	451,279	281,489
Other	50,036	46,744

	501,315	328,233

Total loans (1)	$4,513,691	$3,841,443

Investment securities	$1,511,488	$1,589,275
Interest-earning assets	$6,113,242	$5,434,095
Assets	$6,345,493	$5,599,286

Deposits
Noninterest-bearing	$418,594	$337,139
NOW and money market accounts	979,227	739,857
Savings accounts	950,252	874,338
Time deposits	2,870,385	2,585,750

Total deposits	$5,218,458	$4,537,084

Borrowings	$419,297	$457,845
Interest-bearing liabilities	$5,355,161	$4,793,790
Equity	$490,339	$429,567

(1)	Total loans include loans held for sale.

UCBH Holdings, Inc.
Supplemental Data
(Dollars in Thousands, Except for Per Share Data)

	At March 31,	At December 31,
	2005	2004
	(unaudited)
SELECTED FINANCIAL DATA
Selected loan data:
Loans held in portfolio:
Commercial:
Secured by real estate-nonresidential	$2,083,232	$1,951,020
Secured by real estate-multifamily	908,412	865,483
Construction	326,271	291,080
Commercial business	544,308	468,220

	3,862,223	3,575,803

Consumer:
Residential mortgage (one to four family)	455,708	434,323
Other	51,124	47,926

	506,832	482,249

Gross loans	4,369,055	4,058,052
Net deferred loan fees	(6,824)	(7,311)

Total loans held in portfolio	$4,362,231	$4,050,741

Loans held for sale:
Commercial:
Secured by real estate-nonresidential	$28,205	$26,882
Secured by real estate-multifamily	246,990	295,253
Commercial business	2,431	3,337

Gross loans	277,626	325,472
Net deferred loan fees	1,191	535

Total loans held for sale	$278,817	$326,007

Nonperforming loans	$16,151	$12,574
OREO	$—	$—
Loan delinquency ratio	1.06%	0.90%
Nonperforming assets to total assets	0.25%	0.20%
Nonperforming loans to loans held in portfolio	0.37%	0.31%
Allowance for loan losses to nonperforming loans	356.31%	449.12%
Allowance for loan losses to loans held in portfolio	1.32%	1.39%
Total loan-to-deposit ratio	86.54%	83.91%

Selected deposit data:
Demand deposits and NOW accounts	$1,509,121	$1,427,366
Savings account	998,682	1,000,489
Time deposits	2,854,933	2,788,007

Total deposits	$5,362,736	$5,215,862

Cost of deposits at quarter end	1.80%	1.59%

Selected equity data:
Total shareholders’ equity	$495,285	$484,012
Tier 1 risk-based capital ratio (Bank)	11.04%	11.42%
Total risk-based capital ratio (Bank)	12.29%	12.67%
Tier 1 leverage ratio (Bank)	8.46%	8.49%
Book value per share (1)	$5.42	$5.31

(1)	Adjusted for two-for-one stock split distributable April 12, 2005.